Exhibit 10.24

EXECUTION COPY

ESCROW AGREEMENT

This **ESCROW AGREEMENT** (this "***Agreement***") is made and entered into as of March 17, 2020 by and among: (i) **International General Insurance Holdings Ltd.**, a Bermuda exempted company ("***Pubco***"); (ii) **Lagniappe Ventures, LLC**, a Delaware limited liability company, in the capacity as the Purchaser Representative under the Business Combination Agreement (as defined below) (including any successor Purchaser Representative appointed in accordance therewith, the "***Purchaser Representative***"); (iii) **Wasef Jabsheh**, in the capacity as the Seller Representative under the Business Combination Agreement (including any successor Seller Representative appointed pursuant to and in accordance therewith, the "***Seller Representative***"); and (iv) **Continental Stock Transfer & Trust Company**, as escrow agent (the "***Escrow Agent***"). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement.

WHEREAS, on October 10, 2019, Tiberius Acquisition Corporation, a Delaware corporation ("***Purchaser***"), the Purchaser Representative, International General Insurance Holdings, Limited, a company organized under the laws of the Dubai International Financial Centre (the "***Company***"), the Seller Representative, and, pursuant to the execution and delivery of joinders thereto, Pubco and Tiberius Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco ("Merger Sub"), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the "***Business Combination Agreement***"), pursuant to which, among other matters, (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity, as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares held by the Sellers in exchange for the right of the Sellers to receive a mix of cash and common shares of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, in accordance with the Business Combination Agreement, upon the closing of the transactions contemplated thereby (the "***Closing***"), Pubco shall issue and deliver to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal to two and one-half percent (2.5%) of the Transaction Consideration otherwise deliverable to the Sellers at the Closing based on the Estimated Closing Statement (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the "***Escrow Shares***"), to be held and controlled, along with any other Escrow Property (as defined below), by the Escrow Agent in a separate segregated escrow account (the ("***Escrow Account***") and disbursed therefrom in accordance with the terms of Section 2.5 of the Business Combination Agreement and this Agreement; and

WHEREAS, pursuant to the Business Combination Agreement (i) the Seller Representative has been designated as each Seller's representative and agent to represent all of the Sellers, and to act on their behalf for purposes of this Agreement, and (ii) the Purchaser Representative has been exclusively designated to act on behalf of Pubco to take all necessary actions and make all decisions pursuant to this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. Pubco and the Sellers hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, effective upon and subject to the Closing, and the Escrow Agent hereby agrees to perform the duties as escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Closing has occurred and the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the Escrow Shares in accordance with this Agreement.

Section 2. Issuance of Escrow Shares. Pursuant to Section 2.3 of the Business Combination Agreement, at the Closing, Pubco shall deliver to the Escrow Agent share certificate(s) representing the Escrow Shares, with each such certificate being issued in the name of the Escrow Agent; provided that Pubco may alternatively have the Escrow Agent and Pubco's transfer agent account for and record any of the Escrow Shares in book entry form. The Escrow Agent will issue to the Seller Representative and the Purchaser Representative its written confirmation of receipt of such escrowed share certificates.

Section 3. Maintenance of the Escrow Shares and other Escrow Property. So long as any Escrow Shares are being held in the Escrow Account subject to the terms of this Agreement and are not disbursed in accordance with this Agreement, any dividends, distributions or other income paid on or otherwise accruing to such Escrow Shares (the foregoing, together with the Escrow Shares, and as reduced by any disbursements of such Escrow Shares or dividends, distributions or other income from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Business Combination Agreement, the "***Escrow Property***") shall be held by the Escrow Agent in the Escrow Account in accordance with the terms of this Agreement and be subject to the same terms as the Escrow Shares hereunder. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are disbursed in accordance with Section 4. Except as the Purchaser Representative (on behalf of the Pubco) and the Seller Representative may otherwise agree in joint written instructions executed by both the Purchaser Representative and the Seller Representative and delivered to the Escrow Agent, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement. While the Escrow Shares are held in the Escrow Account, each Seller shall have the right to vote its Escrow Allocation of the Escrow Shares, as such vote and Escrow Allocation is identified by the Seller Representative to the Escrow Agent on behalf of such Seller.

Section 4. Delivery of the Escrow Property. The Escrow Agent shall hold the Escrow Property and shall deliver the Escrow Property (or such portion thereof) to either Pubco for cancellation or the Sellers in accordance with a joint written instruction executed by both the Purchaser Representative and the Seller Representative in accordance with Section 2.5(c) of the Business Combination Agreement

Section 5. Tax Matters. Pubco, the Purchaser Representative and the Seller Representative agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, Pubco shall be treated as the owner of the Escrow Property while held in the Escrow Account and until released in accordance with this Agreement and the Business Combination Agreement, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by Pubco until released in accordance with this Agreement and the Business Combination Agreement. The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by

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law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the applicable recipient of Escrow Property.

Section 6. Duties. The Escrow Agent's duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to any Escrow Property, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the Escrow Property, hold the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in any Escrow Property, but shall serve as escrow holder only and have only possession thereof. Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 7. Monthly Reports. From and after the Closing, the Escrow Agent shall provide monthly account statements to the Purchaser Representative and the Seller Representative with respect to the Escrow Account. The Purchaser Representative and the Seller Representative shall have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party's objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 8. Authorized Parties; Reliance. The parties hereby acknowledge that the Purchaser Representative has the sole and exclusive authorization to act on behalf of Pubco under this Agreement. The Purchaser Representative on behalf of Pubco and the Seller Representative agree to provide, on Exhibit A (as it may be amended from time to time) to this Agreement, the names and specimen signatures of those persons who are authorized to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon (i) any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties or (ii) a final non-appealable judgment or order from a Specified Court in accordance with Section 12.5 of the Business Combination Agreement. The Escrow Agent is entitled to rely on, and shall be fully protected in relying on, the instructions and notices from any one of the authorized signers, as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement, from each of the Purchaser Representative (on behalf of Pubco) and the Seller Representative, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 14 below.

Section 9. Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 10. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation to each of the other parties specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation, and shall be conditioned upon the appointment of a replacement Escrow Agent in accordance with this Section 10. Similarly, the Escrow Agent may be removed and replaced following the giving of ten (10) days' notice to the Escrow Agent by all of the other parties hereto; provided that such removal shall not take effect prior

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to the appointment of a replacement Escrow Agent in accordance with this Section 10. In either event, the Purchaser Representative and the Seller Representative shall agree upon a successor Escrow Agent. If the Purchaser Representative and the Seller Representative are unable to agree upon a successor Escrow Agent or shall have failed to appoint a successor Escrow Agent prior to the expiration of sixty (60) days following the date of resignation or ten (10) days following the date of removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, the Purchaser Representative and the Seller Representative an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 11. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys' fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by Pubco.

Section 12. Indemnification. Pubco shall indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

Section 13. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of the Escrow Property, or as to any other matter arising out of or relating to this Agreement or any Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of the Purchaser Representative on behalf of Pubco and the Seller Representative, or by a final non-appealable judgment or order of a Specified Court, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between Pubco, the Purchaser Representative and/or the Seller Representative, including a dispute arising from a party's failure or refusal to sign a joint written notice hereunder, shall be determined by arbitration conducted in accordance with the provisions of Section 12.4 of the Business Combination Agreement (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of any arbitration award or resolution pursuant Section 12.4 of the Business Combination Agreement or this Agreement).

Section 14. Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

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If to Pubco or the Purchaser Representative, to:	*with a copy (which will not constitute notice) to:*
Lagniappe Ventures LLC 3601 N. Interstate 10 Service Rd. W. Metairie, LA 70002, U.S.A. Attn: Andrew J. Poole Telephone No.: (504) 754-6671 Email: Apoole@tiberiusco.com	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105, USA Attn: Stuart Neuhauser, Esq. Matthew A. Gray, Esq. Facsimile No.: (212) 370-7889 Telephone No.: (212) 370-1300 Email: sneuhauser@egsllp.com mgray@egsllp.com
If to the Seller Representative, to:	*with a copy (which will not constitute notice) to:*
Wasef Jabsheh International General Insurance Holdings Ltd. Office 606, Level 6, Tower 1 Al Fattan Currency House Dubai International Financial Centre P.O. Box 506646 Dubai, United Arab Emirates Facsimile No.: +96265662085 Telephone No.: +962776300015 Email: WSJ@iginsure.com	Freshfields Bruckhaus Deringer LLP Level 6, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island PO Box 129817 Attn: Michael Hilton, Esq. Facsimile No.: +971 2 6521 777 Telephone No.: +971 2 6521 700 Email: michael.hilton@freshfields.com and Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 Attn: Omar Pringle, Esq. Michael Levitt, Esq. Facsimile No.: (212) 277-4001 Telephone No.: (212) 277-4000 Email: omar.pringle@freshfields.com, michael.levitt@freshfields.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Escrow Administration, Patrick Small & Francis E. Wolf, Jr.
Telephone No: (212) 845-5284
Email: psmall@continentalstock.com & fwolf@continentalstock.com or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 14 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

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Section 15. Term. This Agreement shall terminate upon the final, proper and complete distribution of all Escrow Property in accordance with the terms hereof; provided, that Pubco's and the Seller Representative's obligations under Section 12 hereof shall survive any termination of this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

Section 16. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, all of which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Pubco, the Purchaser Representative and the Seller Representative, the terms of the Business Combination Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Business Combination Agreement. The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 17. Amendment; Waiver. Subject to amendments to Exhibit A in accordance with Section 8, this Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 18. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 19. Further Assurances. From time to time on and after the date hereof, Pubco, the Purchaser Representative and the Seller Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 20. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either the Purchaser Representative or the Seller Representative under reasonable circumstances, the Escrow Agent shall render to Pubco, the Purchaser Representative, the Seller Representative and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 21. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in

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this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the words "herein, "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation"; (vii) any reference herein to "dollars" or "$" shall mean United States dollars; and (viii) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 22. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; and any purported assignment without such consent shall be null and void ab initio; provided, however, that (a) if the Seller Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Seller Representative shall automatically become a party to this Agreement as if it were the original Seller Representative hereunder upon providing (i) written notice to the Escrow Agent, Pubco and the Purchaser Representative of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 28 hereof from such replacement Seller Representative and any replacement authorized individuals to act on behalf of the Seller Representative for purposes of Exhibit A, and (b) if the Purchaser Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Purchaser Representative shall automatically become a party to this Agreement as if it were the original Purchaser Representative hereunder upon providing (i) written notice to the Escrow Agent and the Seller Representative of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 28 hereof from such replacement Purchaser Representative and any replacement authorized individuals to act on behalf of Pubco or the Purchaser Representative for purposes of Exhibit A. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 23. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 24. Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 13, each party hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York County, New York (or in any

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appellate courts thereof) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 25. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 26. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 27. U.S. Patriot Act. Pubco, the Purchaser Representative and the Seller Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record such party's identity pursuant to the Escrow Agent's procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 28. Representations of the Parties. Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed and delivered as of the day and year first written above.

Pubco:

International General insurance Holdings LTD.

By:	/s/ Pervez Rizvi
	Name:	Pervez Rizvi
	Title:	Chief Financial Officer and Director

The Escrow Agent:

Continental stock transfer & trust company, as escrow agent

By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

Seller Representative:

International General insurance Holdings LTD.

By:	/s/ Wasef Jabsheh
Wasef Jabsheh, solely in the capacity as the Seller Representative

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed and delivered as of the day and year first written above.

Purchaser Representative:

Lagniappe Ventures, LLC, solely in the capacity as the Purchaser Representative

By:	/s/ Michael Gray
	Name:	Michael Gray
	Title:	Managing Partner

[Signature Page to Escrow Agreement]